        EXHIBIT 10.46
SECOND AMENDMENT TO THE
OASIS PETROLEUM INC.
AMENDED AND RESTATED LONG TERM INCENTIVE PLAN
The Board of Directors of Oasis Petroleum Inc., a Delaware corporation (the “Company”), hereby makes this Second Amendment (the “Second Amendment”) to the Oasis Petroleum Inc. Amended and Restated 2010 Long Term Incentive Plan (as amended, the “Plan”) this 10th day of January, 2020.
WHEREAS, the Company established the Plan for purposes of providing incentive compensation awards to certain employees, officers, consultants and advisors of the Company and its subsidiaries which are generally based on the Company’s common stock, par value $0.01 per share (the “Stock”);
WHEREAS, the Plan currently restricts the withholding or surrendering of shares of Stock for tax purposes to the minimum statutory withholding rates; and
WHEREAS, the Board of Directors of the Company has determined that the Plan should be amended to allow income tax withholding for employees to occur at the highest withholding rates that may be utilized without creating adverse accounting treatment for the Company with respect to the applicable award.
NOW THEREFORE, for and in consideration of the foregoing and the agreements contained herein, the Plan shall be amended as follows:
1.Amendment to Section 10(b). Section 10(b) of the Plan shall be amended and restated in its entirety as follows:
The Company and any of its Subsidiaries are authorized to withhold from any Award granted, or any payment relating to an Award under this Plan, including from a distribution of Stock, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee. Any determination made by the Committee to allow a Participant who is subject to Rule 16b-3 to pay taxes with shares of Stock through net settlement or previously owned shares shall be approved by either a committee made up of solely two or more Qualified Members or the full Board. If such tax withholding amounts are satisfied through net settlement or previously owned shares, the maximum number of shares of Stock that may be so withheld or surrendered shall be the number of shares of Stock that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to such Award, as determined by the Committee.
2.Remainder of Plan. Except as expressly provided herein, the Plan remains in full force and effect.